UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE STEAK N SHAKE COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE STEAK N SHAKE COMPANY
175 East Houston Street, Suite 1300
San Antonio, Texas  78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 8, 2010

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders of The Steak n Shake Company will be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022 on April 8, 2010, at 1:00 p.m.

1.	To elect directors.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the 2010 fiscal year.

3.
To amend the Restated Articles of Incorporation to delete an unnecessary post office address, remove nonessential detailed language about the business’s purpose, and to change the name of the holding company.

4.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 1, 2010 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof.

You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Corporation and will be voted as indicated in the accompanying proxy statement and proxy.  A return envelope is provided which requires no postage if mailed in the United States.  If mailed elsewhere, foreign postage must be affixed.

By order of the Board of Directors

San Antonio, Texas	SARDAR BIGLARI, Chairman and Chief Executive Officer
March 8, 2010

If you plan to attend the meeting:

If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card, as you must present this ticket to be admitted to the meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders who do not present an admission ticket will need to present proof of ownership of shares.  Those shareholders holding shares in brokerage accounts (“street-name shareholders”) will need to bring a copy of a brokerage statement, a legal proxy or letter from the broker confirming ownership of The Steak n Shake Company shares. Registration will begin at 12:00. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THE STEAK N SHAKE COMPANY
175 East Houston Street, Suite 1300
San Antonio, Texas  78205

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
April 8, 2010

This statement is furnished in connection with the solicitation by the Board of Directors of The Steak n Shake Company (hereinafter “we”, “our”, “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Thursday, April 8, 2010 at 1:00 p.m. and at any adjournment thereof.  This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 8, 2010.  If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.  Solicitation of proxies may be made by mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers and other employees of the Corporation who will receive no additional compensation for this service.

In addition, the Corporation has engaged Morrow & Co., LLC (“Morrow”), to act as our proxy solicitation agent.  Morrow will be paid a fee of $5,000 and will be reimbursed for disbursements made on our behalf.  You may obtain information from Morrow as follows:  470 West Avenue—3rd Floor, Stamford, CT  06902; banks and brokerage firms, please call (203) 658-9400; shareholders please call (800) 607-0088.  The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its Common Stock.

As of the close of business on March 1, 2010, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 1,436,145 shares of Common Stock.  Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders of the Corporation.  Only shareholders of record at the close of business on March 1, 2010 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business.  A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office.  However, pursuant to the Corporation’s Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board.  A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action.  The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

The number of votes cast in favor of any other question must exceed the votes cast against the question in order for the matter to pass.  Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question and accordingly will have no effect.  Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 8, 2010.

The Proxy Statement for the Annual Meeting of Shareholders to be held on April 8, 2010 and the 2009 Annual Report on Form 10-K, as amended, are available at www.steaknshake.com.

1.	ELECTION OF DIRECTORS

At the 2010 Annual Meeting of Shareholders, a Board of Directors consisting of five members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

Upon the recommendation of the Governance, Compensation and Nominating Committee, the members of the Board of Directors have nominated for election the five current directors of the Corporation.  Certain information with respect to nominees for election as directors is contained in the following table:

Name	Age	Director Since	Business Experience

Sardar Biglari	32	2008
Chairman and Chief Executive Officer of the Company; Chairman and Chief Executive Officer of Biglari Capital Corp., the general partner of the Lion Fund, L.P. (“Lion Fund”), a private investment fund, since its inception in 2000.  He has also served as the Chairman of the Board of Western Sizzlin Corp. (“Western Sizzlin”), a diversified holding company, since March 2006 and as its Chief Executive Officer and President since May 2007.

Philip L. Cooley	66	2008
Prassel Distinguished Professor of Business at Trinity University, San Antonio, Texas, since 1985.  Served as an advisory director of Biglari Capital Corp. since 2000 and as Vice Chairman of the Board of Western Sizzlin Corp. since March 2006.

Ruth J. Person	64	2002
Chancellor and Professor of Management, University of Michigan-Flint; Former Chancellor, Indiana University Kokomo and Professor of Management from 1999 through 2008; Member, Board of Managers, Hurley Medical Center, Flint, Michigan; President, American Association of University Administrators 2003 through 2004; Former President, Board of Directors, Workforce Development Strategies, Inc.; Former Member, Key Bank Advisory Board – Central Indiana.

William J. Regan, Jr.	63	2008
Private Investor; Chief Financial Officer, California Independent System Operator Corporation from June 1999 until retirement in April 2008.  Formerly held senior financial positions at Entergy Corporation, United Services Automobile Association (USAA), and American Natural Resources.

John W. Ryan	80	1996	Private Investor; Chancellor, State University System of New York from 1996 through 1999; President, Indiana University from 1971 through 1987.

The Governance, Compensation and Nominating Committee (“Governance Committee”) of the Board of Directors has concluded that the following directors are independent in accordance with the director independence standards of the New York Stock Exchange, and has determined that none of them has a material relationship with the Corporation which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director:  Philip L. Cooley, John W. Ryan, Ruth J. Person and William J. Regan, Jr.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the five nominees identified above.  The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the annual meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Board of Directors’ Meeting, Committees, Directors’ Compensation and Nominations

Board of Directors’ actions were taken at twelve meetings held during fiscal year 2009.  Each director attended at least 75% of all meetings of the Board and of the Committees of the Board on which he or she served.  Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders.  All current directors of the Corporation at the date of the 2009 Annual Meeting of Shareholders attended that meeting except John W. Ryan.

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934.  The Audit Committee consists of Philip L. Cooley, Ruth J. Person, John W. Ryan and William J. Regan, Jr.  The Board of Directors has determined that all Audit Committee members meet the definition of “audit committee financial expert” as that term is used in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act.  All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual.  The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and the Corporation’s internal audit function.  The Audit Committee meets periodically with the Corporation’s independent public accountants, head of internal audit and members of management and reviews the Corporation’s accounting policies and internal controls.  The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit.  The Audit Committee held seven formal meetings during fiscal year 2009.  The Board of Directors amended and restated the Charter on January 25, 2010.  The amended Audit Committee Charter is available on the Corporation’s website at www.steaknshake.com and may also be obtained a no charge by written request to the attention of the Secretary of the Corporation at 175 East Houston Street, Suite 1300, San Antonio, Texas  78205.

The Board of Directors has established a Governance, Compensation and Nominating Committee and adopted a charter to define and outline the responsibilities of its members.  A copy of the Governance, Compensation and Nominating Committee Charter is available on the Corporation’s website at www.steaknshake.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 175 East Houston Street, Suite 1300, San Antonio, Texas  78205.  The Governance, Compensation and Nominating Committee consists of Philip L. Cooley, Ruth J. Person, John W. Ryan and William J. Regan, Jr., all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance, Compensation and Nominating Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Steak n Shake; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Steak n Shake’s Chief Executive Officer and performing other compensation oversight; d) reviewing related persons transactions; and e) assisting the Board with other related tasks, as assigned from time to time.  The Governance, Compensation and Nominating Committee did not meet in fiscal year 2009 as it was not yet formed, and has met once in 2010. Prior to the formation of the combined committee, during fiscal year 2009, the Compensation Committee met four times and the Nominating and Governance Committee met three times.

In identifying director nominees, the Governance, Compensation and Nominating Committee looks for individuals who have a meaningful interest in the Corporation’s stock, are shareholder-oriented and possess business savvy.  With respect to the selection of director nominees at the 2010 Annual Meeting of Shareholders, the Governance, Compensation and Nominating Committee recommends the Board nominate each of the five directors currently serving on the Board.

The Corporation’s Governance, Compensation and Nominating Committee has a policy under which it will consider recommendations presented by shareholders.  A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 175 East Houston Street, Suite 1300, San Antonio, Texas  78205.  The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation”.  The Secretary must receive the recommendation not less than 120 days prior to the date we released our proxy materials for the preceding year’s annual meeting for it to be considered by the Committee for the 2011 Annual Meeting of Shareholders.  The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications.  At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the New York Stock Exchange.  The Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates.

Directors of the Corporation who are employees or spouses of employees do not receive fees for attendance at directors’ meetings.  A director who is not an employee or a spouse of an employee receives an annual cash retainer of $22,000.  The Chairs of the Audit Committee and Governance, Compensation and Nominating Committee receive an annual retainer of $37,000.  In addition, non-employee directors receive cash meeting attendance fees as follows:

•	$3,500 for each in-person Board meeting attended;
•	$1,250 for each committee meeting attended in-person not held in conjunction with a Board meeting;
•	$500 for each committee meeting attended held in conjunction with a Board meeting; and
•	$500 for any meeting (Board or committee) in which the director participated by phone.

From November 2008 to March 2009 we paid all retainers in Company stock.  We have discontinued that practice to minimize equity dilution.  Effective April 1, 2009, all annual retainers have been paid in cash only.

In addition to the foregoing payments, directors may participate in the Nonqualified Deferred Compensation Plan.  There are no matching payments made to directors under the Nonqualified Deferred Compensation Plan and no guaranteed return is offered.  Instead, it provides directors with an opportunity to defer the receipt of retainer and/or meeting fees and obtain them at a later date, together with the gains or losses associated with investments against which they choose to track their accounts.

The following table provides compensation information for the fiscal year ended September 30, 2009 for each non-management member of the Corporation’s Board of Directors, and six former directors who received compensation in fiscal year 2009.

Name	Fees Earned or Paid in Cash	Stock Awards[a]	Option Awards[b]	All Other Compensation[c]	Total
Geoffrey Ballotti (resigned in November 2008)	$4,500	$7,331	$(2,722)	$590	$9,699
Philip L. Cooley	$40,420	$5,559	$—	$—	$45,979
Wayne Kelley (resigned in March 2009)	$13,708	$13,484	$248	$590	$28,030
Ruth J. Person	$41,647	$5,559	$14,910	$590	$62,706
William J. Regan, Jr.	$46,669	$4,432	$—	$—	$51,101
J. Fred Risk (did not stand for re-election in 2009)	$18,089	$22,683	$14,910	$590	$56,272
John W. Ryan	$43,646	$8,089	$14,910	$—	$66,645
Steven M. Schmidt (did not stand for re-election in 2009)	$6,610	$22,683	$15,610	$590	$45,493
Edward Wilhelm (did not stand for re-election in 2009)	$13,936	$22,683	$14,039	$590	$51,248
James Williamson, Jr. (resigned in March 2008)	$—	$—	$—	$295	$295

a.
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to grants of restricted stock under our Non-Employee Restricted Stock Plan in fiscal 2009.  Dr. Cooley received a grant of 50 shares of restricted stock on March 12, 2008, the grant date fair value of which was $8,070. Messrs. Schmidt and Wilhelm received a grant of 50 shares of restricted stock each on February 6, 2007, the grant date fair value of which was $17,840.  Mr. Ballotti received a grant of 50 shares of restricted stock on April 23, 2007, the grant date fair value of which was $16,840.  These are all of the shares of restricted stock held by our directors.  The numbers of shares granted have been adjusted to reflect the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

b.	Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to grants of stock options in fiscal 2009 as follows:

Fiscal 2009 Expense for Stock Option Grants to Non-Employee Directors
Name	Grant Date	No. of Shares Underlying Option Grant	Fiscal 2009 Expense
Mr. Ballotti	4/20/07	250	$(2,722)
Total			$(2,722)

Mr. Kelley	5/9/99	412	$—
	11/12/03	250	—
	12/1/03	362	—
	11/18/04	250	248
Total			$248

Dr. Person	11/12/03	250	$—
	11/18/04	250	248
	11/8/05	250	7,823
	2/6/07	250	6,839
Total			$14,910

Mr. Risk	11/12/03	250	$—
	11/18/04	250	248
	11/8/05	250	7,823
	2/6/07	250	6,839
Total			$14,910

Dr. Ryan	11/12/03	250	$—
	11/18/04	250	248
	11/8/05	250	7,823
	2/6/07	250	6,839
Total			$14,910

Mr. Schmidt	5/11/05	250	$948
	11/8/05	250	7,823
	2/6/07	250	6,839
Total			$15,610

Mr. Wilhelm	5/9/06	250	$7,200
	2/6/07	250	6,839
Total			$14,039

See Note 15 of Notes to Consolidated Financial Statements included in Part II,  Item 8 of our Form 10-K for a description of the assumptions made in the valuation.  The information in the table reflects the 1-for-20 reverse split effective as of the end of business December 18, 2009.

The preceding table sets forth the shares of our stock underlying unexercised stock options held by each of our non-employee directors as of September 30, 2009.  In the aggregate that number is 5,274.  No stock options were awarded to our non-employee directors in fiscal year 2009.

c.
This column includes the medical reimbursement plan, which had a value of up to $3,500 per year, tax gross up for the medical reimbursement plan. The plan was discontinued by the Board during fiscal 2009.

In the past we have compensated our non-employee directors with equity-based awards, the value of which are tied to increases in the value of our common stock.  We have had director stock option plans in place since 1990.  These plans provide for grants of nonqualified stock options to our non-employee directors at a price equal to the fair market value of our common stock on the date of grant.  Options granted prior to November 7, 2005 are exercisable at a rate of 20% on the date of grant and on each anniversary thereof until fully exercisable and expire five years from the date of grant.  Options granted after November 7, 2005 are exercisable at a rate of 25% on the first anniversary of the grant and each year thereafter until fully vested.  Finally, some newly appointed or elected directors received a grant of 50 shares of restricted stock.  Dr. Cooley received such a grant in fiscal 2008.  At his request, Mr. Biglari declined to receive a grant.  These shares have a three year restriction on transfer, and if a recipient ceases serving as a director for any reason other than death, disability or retirement during this period he or she will forfeit the stock.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009 the Compensation Committee of our Board of Directors consisted of Philip L. Cooley, Ruth J. Person, John W. Ryan, William J. Regan, Jr., and Steven M. Schmidt. None of these individuals has at any time been an officer or employee of the Company. During fiscal year 2009, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors or Compensation Committee served as an executive officer.

Meetings of Independent Directors

Meetings of the independent directors, chaired by Philip L. Cooley, were held following two Board meetings during fiscal year 2009. A shareholder or other interested party wishing to contact the independent directors, as applicable, should send a letter to the Secretary of the Corporation at 175 East Houston Street, Suite 1300, San Antonio, Texas 78205. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s independent directors.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 175 East Houston Street, Suite 1300, San Antonio, Texas 78205. The mailing envelope must contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on the Corporation’s website at www.steaknshake.com. A copy of the Corporate Governance Guidelines also may be obtained at no charge by written request to the attention of the Secretary of the Corporation at 175 East Houston Street, Suite 1300, San Antonio, Texas 78205.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Conduct for all directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Conduct is available on the Corporation’s website at www.steaknshake.com. A copy of the Code of Conduct may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 175 East Houston Street, Suite 1300, San Antonio, Texas 78205.

Related Persons Transactions

The Charter of the Governance, Compensation and Nominating Committee (“Committee”) includes procedures for the review, approval and ratification of any Related Persons Transaction (“Transaction”) as defined in the regulations of the Securities and Exchange Commission. The procedures require that all requests for review of proposed Transactions or ratification of Transactions be referred to the Chairman of the Committee or directly to the Committee. The full Committee reviews any Transaction which the Chairman concludes is material to the Company or which the Chairman is unable to review. Only Transactions which the Committee or its Chairman finds to be in the best interests of the Corporation and its stockholders are approved or ratified. The Chairman reports all Transactions which he reviews to the Committee annually for ratification.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide shareholders with a better understanding of our compensation philosophy, core principles, and decision making process. It explains the compensation-related actions taken with respect to the executive officers who are identified in the Summary Compensation Table (the “Named Executive Officers”). Details regarding the compensation we paid to the Named Executive Officers for fiscal 2009 are found in the tables and narrative which follows them.

Compensation Philosophy

Introduction
Since 2008 our Company has changed in several respects, including the way we view and structure executive compensation.  Currently, our executive compensation consists exclusively of a salary and a cash bonus.  In 2009, our restructuring into a diversified holding company brought in further change in our compensation system.  For example, at the end of fiscal 2009, our executive officers consisted of only our Chief Executive Officer, Sardar Biglari, and our Interim Chief Financial Officer, Duane Geiger.

To assist shareholders in understanding the information in this proxy statement — which covers compensation paid to executives (and former executives) during fiscal years prior to 2009 — we have included an overview of our current and future compensation structure and a brief discussion of prior management’s past compensation philosophies from which we have departed significantly.

The Governance, Compensation, and Nominating Committee
Our program for compensation of executive officers differs from those of most public companies.  The Governance, Compensation, and Nominating Committee of our Board of Directors was created in fiscal 2010.  This Committee determines the amounts and elements of compensation for Mr. Biglari, who does not have an employment agreement.  The Committee’s functions include oversight of our compensation policies generally, which are more fully described in its charter and is available at www.steaknshake.com.  Under the Committee’s compensation tenets, the Company does not grant stock options to executive officers.

The Committee has delegated to Mr. Biglari the responsibility of setting the compensation of other executive officers of the Company. Factors Mr. Biglari considers in setting the salary of these officers, including the Chief Financial Officer, are typically subjective, such as his perception of the merits of the executive's performance and any changes in functional responsibility.  Mr. Biglari will also set the compensation for the Chief Executive Officers of the operating businesses of the holding company.  He may utilize different incentive arrangements, with their terms dependent upon such elements as the economic potential or capital intensity of the business.  The incentives could be large and will always be tied to the operating results for which a Chief Executive Officer exercises authority.

Compensation of Named Executive Officers—Fiscal Year 2009

The base salary of Mr. Biglari was set at $280,000 in fiscal 2008.  On June 19, 2009, the Compensation Committee of the Board of Directors (prior to being merged with the Governance and Nominating Committee) voted unanimously to increase Mr. Biglari’s salary to $900,000 per year. Mr. Biglari did not receive any stock or stock option grants.  The Committee has also noted that Mr. Biglari, through related entities, has significant economic interests in the Company, which further aligns his interests with the Company’s shareholders.   In determining to increase Mr. Biglari’s salary the Committee did not use a compensation consultant.  Rather, the Committee relied upon its subjective judgment and considered a variety of factors, including the Company’s financial performance.

Salaries for other Named Executive Officers in 2009 were either based upon prior employment agreements or upon the decision of Mr. Biglari.  Bonus payment decisions were made by Mr. Biglari, in his discretion.  In addition, bonus eligibility was predicated on the Company generating free cash flow.   He also considered subjective factors such as his perception of the executive’s performance and changes in functional responsibility, and operating results over which the executive had authority.  The Compensation Committee was apprised of the final bonus determinations by Mr. Biglari with which it found approval.

The stock and stock option grants to Mr. Roberts on September 28, 2008, occurred in connection with his initial hiring.  This was prior to the decision in February 2009 that executive compensation would consist exclusively of a salary and cash bonus.

Compensation—Fiscal 2008

All decisions relating to the compensation of the Named Executive Officers were made by the Compensation Committee in executive session, without management present.  In assessing the compensation of the Chief Executive Officer, the Compensation Committee made a qualitative assessment of our performance, his contribution to that performance, his expected performance in the future, and other factors (including experience, historical compensation and the relationship of his compensation to other executives in the Company).  In evaluating the performance of other executive officers, the Compensation Committee considered the evaluations provided by the Chief Executive Officer, the Company’s performance, individual performance, department performance and other criteria that the Committee believed to be indicative of performance.

As a general matter, over 50% of targeted annual compensation to executive officers took the form of performance-dependent, incentive cash and equity programs.   We believed that putting a significant portion of compensation at risk provided an incentive to perform at the highest level and more closely aligned the executive’s perspective with that of our shareholders.

As part of making any compensation decision, the Compensation Committee reviewed market compensation levels for executive officers at other restaurant companies (for positions that are unique to our industry) or similarly-sized companies (for other positions) to determine whether the compensation components for our executive officers remain in the targeted ranges described in the following paragraph.  With the assistance of our Human Resources department and a third party compensation consultant, management collected and presented compensation data for our executive officers, including the Named Executive Officers.  Information regarding the restaurant industry was obtained from the Chain Restaurant Compensation Association and the Committee’s consultant.  Information regarding the compensation for executives at similarly-sized companies was obtained from the Committee’s consultant and from published compensation surveys.  The compensation surveys provided data on pay practices for executive positions at companies with similar revenue size, although they did not provide names of the reported companies.  The compensation assessment that was presented to the Compensation Committee included an evaluation of base salary, target annual incentive opportunities, long-term incentive grant values, and benefits for each executive officer relative to similar positions in the market.

The Compensation Committee set total targeted compensation for executives who held positions unique to the restaurant industry (such as EVP of Operations) between the 50thand 75thpercentiles of a set of restaurant companies of similar size.  For other executive positions, where both restaurant and general industry pay levels are relevant for staffing and retention (such as Chief Financial Officer), the Compensation Committee set targeted total compensation between the 50thand 75thpercentiles of comparable restaurant companies and the 50thpercentile of non-restaurant companies of a similar revenue size.  The Committee may have varied from these percentiles based on such factors as historic compensation, individual skills, experience, contribution and performance, internal equity, retention concerns and other factors relevant to the individual executive.  In addition, actual compensation (e.g., amounts earned and paid each year) may have been higher or lower than targeted total compensation based on our performance or the assessment of the executive’s performance.

In setting base salaries for fiscal 2008, the Compensation Committee considered the following factors:

•	Internal analysis. This is the relative pay difference for different job levels within the Company.

•
Individual performance.  Increases to base salaries resulted from individual performance assessments as well as an evaluation of the market and the mix among various components of compensation.   In setting Mr. Biglari’s salary, the Committee considered his recent involvement with the Company and his significant equity stake in the Company.  In fiscal 2008 Mr. Biglari’s base salary was below the 50th percentile for chief executive officers of similarly sized companies in the restaurant industry and generally based on information available to the Committee.  The Compensation Committee also reviewed the performance of the other Named Executive Officers.  The Committee believed that equity compensation would provide an appropriate incentive to these executives to improve our performance and reward them for success in their roles.  A discussion of the mix between the two components of equity compensation is in the “Long-Term Incentives” section below.

•
Market data.  While the Compensation Committee used industry and general market data to test for the reasonableness and competitiveness of base salaries, Committee members exercise subjective judgment within the ranges in this data in view of our compensation objectives and individual performance and circumstances.

For fiscal 2008 the Compensation Committee intentionally allocated a greater portion of targeted total compensation to the performance-dependent elements.  One way in which it did this was to set what it believed to be aggressive, but reachable, targets for fiscal 2008 under our Incentive Bonus Plan.   The Compensation Committee established a target incentive opportunity for each participant, expressed as a percent of base salary.  The Named Executive Officers had target bonus opportunities set at 30% - 70% of their base salaries.  Mr. Biglari did not participate in the Company’s Incentive Bonus Plan in fiscal 2008.

To arrive at a payout number under the Incentive Bonus Plan, the target bonus opportunity for each participant was multiplied by a formula based on our performance as determined by targets for objective performance and measures and individual performance goals.  In fiscal 2008 the corporate performance measures were growth in earnings before interest and taxes (“EBIT”) and same store sales over the prior year.  Individual performance was based on the successful completion of defined projects during the fiscal year.   The individual performance modifier may have resulted in further modification of the payout, since any upward adjustment for one participant must be offset by downward adjustments for others.  The formula used to compute bonus payouts is set forth below:

Target Bonus Amount	X	Corporate Performance Modifier (0% - 250%)	X	Individual Performance Modifier (75% -125%)

After the end of the fiscal year, the Compensation Committee evaluates the Company’s performance against the specific targets set at the beginning of the year and modifies the bonus payout to 0% to 250% of the target.  For fiscal 2008, the targets for growth in EBIT and same store sales were as follows:

Factors	Threshold(0%)	Target(100%)	Maximum(250%)
Same Store Sales	-3.5%	-2.0%	0.0%
EBIT	$28.9M	$29.6M	$31.1M

In fiscal 2008, we did not achieve the targets at the threshold level for either the same store sales or EBIT performance measures.  Consequently, we made no payments under the Incentive Bonus Plan to any participant in fiscal 2008.

Equity-based incentives were a significant element of total executive officer compensation. These equity-based incentives consisted of stock options and restricted stock.

The size of stock option grants for executive officers was based primarily on the target dollar value of the award, translated into a number of option shares based on the estimated economic value of the award, as determined using the Black-Scholes option pricing formula.  As a result, the number of shares underlying stock option awards has typically varied from year to year, as it was dependent on the price of our stock.  Subject to limits imposed by Section 422 of the Internal Revenue Code, options granted to all employees were incentive stock options.

In April 2008, the Compensation Committee approved annual grants of stock options to each of the Named Executive Officers (except Mr. Biglari).  These options had an exercise price equal to the market value of our stock on the date of grant.  They were granted under the 2008 Equity Incentive Plan, which was approved by our shareholders in March 2008.  These options vest over four years, at a rate of 25% per year, beginning on the first anniversary of the grant.  They expire ten years from the date of grant.  See “Grants of Plan-Based Awards.”

We do not backdate options or grant options or other equity awards retroactively.  In addition, we do not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information.  In general, equity-based incentive awards were made during the Board meeting held in conjunction with the annual meeting, with mid-year grants limited to newly hired or promoted employees.

Restricted stock awards provide the recipient with shares of our stock, which the recipient may vote and for which he may receive dividends during the vesting period.  The recipient may not transfer or assign the restricted shares for a period after the date of grant, however, and if the recipient ceases to be our employee for any reason other than death, disability or retirement during that period the shares will be forfeited.  The restriction on transfer is generally three (3) years, although some new hires have received shares with a shorter period of restriction.  If the recipient ceases being our employee during the vesting period as a result of retirement, death or disability then the recipient (or his/her estate) will receive a pro rata amount of shares reflective of the percent of the vesting period during which the recipient was employed.

Perquisites

In fiscal 2009, perquisites provided to executive officers were dramatically reduced, and are limited to:  (i) amounts we pay to group life insurance premiums for coverage in excess of $50,000, (ii) personal use of a company car, and (iii) business-related travel expenses deemed commuting.  During 2009 the company car program was discontinued.  Leases on company cars were allowed to expire and in place of a vehicle certain executives received cash stipends of $500 per month.   See footnote (c) to the Summary Compensation Table below for the perquisites provided to each Named Executive Officer in fiscal 2009.

In fiscal 2008 we also provided a medical reimbursement plan which provided officers with up to $3,500 in reimbursement for otherwise unreimbursed medical costs each year, and a Company non-discretionary matching contribution of 50% of up to 6% of the officer’s compensation contributed into the 401(k) Plan and deferred into the Deferred Compensation Plan.  The medical reimbursement plan was discontinued in fiscal 2009.

Other Benefits

Our executive officers also receive the benefits provided to all employees, subject to satisfying the requirements for participation.  These benefits include: participation in the 401(k) Plan, life insurance equal to their annual salary, group medical & dental plans, short- and long-term disability insurance, and a lunch discount of 40% at Steak n Shake restaurants on work days.  The executive officers are also entitled to participate in the Company's Deferred Compensation Plan, a plan which is only open to those who are “highly compensated” under IRS regulations.

Employment Agreements, Severance, and Change-in-Control Arrangements

Current Structure
Mr. Biglari does not have an employment agreement with the Company.  On January 26, 2010, the Company and Mr. Geiger terminated any prior agreement concerning employment, severance, or change in control.  Instead the Company and Mr. Geiger entered into a new, simpler agreement.  The new contractual obligation stipulates that, only in the event Mr. Biglari ceases to be Chairman and Chief Executive Officer of the Company, shall Mr. Geiger have the option of terminating his employment with the Company and receiving a lump sum severance payment equal to one year of his then current base compensation.  The new accord, unlike the prior one, does not contemplate or contractually bind the Company to severance payment in the event of termination without cause.

Employment Agreements - 2009
During fiscal 2009, we had employment agreements with two of the Named Executive Officers, Messrs. Geiger and Janjua, both of which were entered into in fiscal year 2008.  Only Mr. Geiger was still employed as an executive officer at the end of fiscal year 2009.  Mr. Janjua did not receive any benefits under his agreement upon his departure. These agreements (the “Employment Agreements”) provide for the payment of benefits in the event the executive’s employment is terminated without cause or in the event he terminates his employment with good reason at any time.  In establishing the benefits to be provided under the Employment Agreements when they were entered into in 2008, the Compensation Committee obtained benchmarking information from its compensation consultant, considered which individuals were vital to retain and evaluated the potential costs and benefits of the Employment Agreements.  The companies to which we benchmarked were chosen based on industry, revenues, and number of employees and included DineEquity, Inc., Bob Evans Farms, Inc., California Pizza Kitchen, Inc., Cracker Barrel Old Country Store, Inc., The Cheesecake Factory Incorporated, CKE Restaurants, Inc., Darden Restaurants, Inc., Domino’s Pizza, Inc., Jack in the Box, Inc., Max and Erma’s, O’Charley’s, Inc., PF Chang’s China Bistro, Inc., Panera Bread Company, Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., Sonic Corp., Starbucks Corp., Yum! Brands, Inc., and Wendy’s/Arby’s Group, Inc.  All of the aforementioned companies were chosen because prior management viewed said firms as direct competition.

The primary terms of the Employment Agreements are provided below:

•
Stay Payment.  If a Change in Control (as defined in the Employment Agreement) had occurred prior to November 7, 2008, the employee would have received a payment in an amount equal to 30% of his base salary.

•
 Termination Following Change in Control.  In the event that employment is terminated within one year of a Change in Control by us without “cause” (as defined in the Employment Agreements) or by the employee for the reasons set forth in Section 4 of the Employment Agreements (“good reason”), he will receive: (a) a lump-sum severance payment equal to one year of his base salary, (b) coverage under the group medical plan for one year, (c) use of his Company-provided car for up to 60 days, (d) a lump-sum payment of a pro rata amount of the annual incentive bonus to which he would have been entitled had he been employed through the applicable bonus computation period, and (e) reimbursement of up to $15,000 for outplacement services.

•
 Termination Without Cause or Separation with Good Reason.  Should we terminate the employee without cause, or should he decide to separate with good reason at any time then he will receive: (a) his normal gross salary, payable for one year; this amount will be reduced by the amount of the compensation earned in any subsequent employment; (b) a lump-sum payment equal to the pro rata portion of the annual incentive bonus reflective of the number of days in the year the individual was employed; (c) continued use of his Company owned automobile for up to 60 days following separation or until provided with an automobile by a subsequent employer; (d) continued participation in any Company-provided group medical insurance plan for up to one year, or until provided benefits by a subsequent employer; and (e) up to $15,000 for outplacement services.

•
 Executive’s Obligations.  Prior to obtaining any benefits under the Employment Agreements, the employee must waive any claims against us and agree to keep confidential our confidential information and business secrets.  He also must agree not to solicit any of our employees for one year following termination.  We may recover any benefits paid under the Employment Agreements if he breaches any of his obligations under the Employment Agreements.

Mr. Roberts was hired on September 25, 2008, under a written offer letter.  The letter provided for a base salary and annual discretionary cash bonus. He was also given a one-time grant of 2,500 stock options (as adjusted for the 1-for-20 reverse stock split effective December 18, 2009) which vest at the rate of 20% on each of the first five anniversaries of the grant, and a one-time grant of 843 shares of common stock (as adjusted for the 1-for-20 reverse stock split) that vested over six months from the date of grant.  Both grants were made pursuant to the 2008 Equity Incentive Plan, Mr. Roberts’ arrangement also provided for a severance payment equal to six months of his then current salary in the event his employment is terminated by the Company for any reason not constituting “just cause” under Indiana law.

Effect of a Change in Control, Death, Disability or Retirement on Equity Grants - 2009
In the event of the death of an option recipient, then his/her estate may exercise the option in full at any time prior to its expiration.  In the event of an option recipient's retirement, he/she may exercise any vested options within three months from the date of retirement.  Should an option recipient's employment end as a result of a disability, then he/she would be able to exercise the options as if the recipient had remained with the Company through (i) cessation of payments under a disability pay plan of the Company, (ii) the recipient's death, or (iii) the recipient's 65th birthday.

All prior restricted stock plans, the 2006 Steak n Shake Employee Stock Option Plan and the 2008 Equity Incentive Plan contain provisions that accelerate the vesting of the awards upon a change in control.  Options granted under prior stock option plans may be accelerated upon a change in control at the discretion of the Board of Directors.

The number of unvested shares that would vest on a change in control, and the value of those shares as of the end of the fiscal year, is set forth in the table below entitled “Outstanding Equity Awards at Fiscal Year End” under the column entitled “Number of Shares or Units of Stock that Have Not Vested.”

As discussed under Employment Agreements - Current Structure, the preceding discussion related only to agreements in place during fiscal 2009 and Mr. Geiger's agreement has been superseded by a new severance agreement as of January 26, 2010.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits publicly-held companies from taking a tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and each of the three other most highly compensated executive officers (other than the Chief Financial Officer).  Performance-based compensation remains deductible.  To qualify as performance-based compensation, the program under which it is provided must be approved by shareholders and meet other requirements.   In fiscal 2009 we did not pay compensation that was not deductible under Section 162(m).

Summary Compensation Information

The following table shows the compensation paid to the Company’s Chief Executive Officer, the Interim Chief Financial Officer, and its other executive officers.  (Mr. Roberts is no longer considered an executive officer of the parent company.  Mr. Janjua and Mr. Murrill were not employed by the Company or its subsidiaries at the end of fiscal 2009.)

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)[a]	Option Awards ($)[b]	All Other Compensation[c]	Total
Sardar Biglari, Chairman and	2009	$467,231	$-	$-	$-	$48,214	$515,445
Chief Executive Officer	2008	$30,105	$-	$-	$-	$14,535	$44,640

Duane Geiger,	2009	$194,712	$90,000	$62,957	$43,218	$8,185	$399,072
Interim Chief	2008	$187,500	$-	$64,762	$65,528	$15,992	$333,782
Financial Officer, Vice President, Controller	2007	$185,596	$-	$74,426	$48,910	$15,455	$324,387

Dennis Roberts, Senior Vice President, Operations Excellence – Steak n Shake Operations, Inc.	2009	$212,423	$-	$150,000	$138,748	$10,267	$511,438

Omar Janjua, Former Executive Vice President, Chief Operating Officer	2009	$305,769	$-	$(124,177)	$41,742	$7,173	$230,507
(resigned August 2009)	2008	$300,000	$-	$100,374	$49,769	$50,836	$500,979

Tom Murrill, Former Senior Vice President, Human Resources	2009	$18,000	$-	$-	$-	$269,006	$287,006
(resigned September 2008)	2008	$260,000	$-	$-	$92,379	$7,086	$359,465

a.
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to stock awards in fiscal 2009, excluding the impact of estimated forfeitures for service-based vesting conditions, as follows:

Name	Date of Grant	No. of Shares	Fiscal 2009 Expense

Mr. Geiger	2/8/06	220	$9,855
	2/6/07	230	27,171
	4/12/08	520	25,931
Total			$62,957

Mr. Roberts	9/28/08	843	$150,000

Mr. Janjua	6/13/07	770	$(101,162)
	4/12/08	1000	(23,015)
Total			$(124,177)

Negative numbers reflect the benefit the Company realized when these grants were forfeited upon the officer's departure from the Company during fiscal 2009.  See Note 15 of Notes to Consolidated Financial Statements included in Part II,  Item 8 of our Form 10-K  for a description of the assumptions made in the valuation.  The actual value realized by the Named Executive Officer with respect to stock awards will depend on the market value of our stock on the date the restricted stock vests, as well as the date on which the stock is subsequently sold.

b.
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to stock option awards in fiscal 2009, excluding the impact of estimated forfeitures for service-based vesting conditions, as follows:

Name	Date of Grant	No. of Shares Underlying Options	Fiscal 2009 Expense

Mr. Geiger	9/14/05	200	$1,186
	2/8/06	375	12,255
	9/29/06	201	—
	2/6/07	365	12,639
	5/11/07	349	—
	4/12/08	820	17,138
Total			$43,218

Mr. Roberts	9/28/08	2,500	$138,748

Mr. Janjua	6/13/07	1200	$24,074
	4/12/08	1585	17,668
Total			$41,742

Negative numbers reflect the benefit the Company realized when these grants were forfeited upon the officer's departure from the Company during fiscal 2009.  See Note 15 of Notes to Consolidated Financial Statements included in Part II,  Item 8 of our Form 10-K  for a description of the assumptions made in the valuation.  The actual value realized by the Named Executive Officer with respect to option awards will depend on the difference between the market value of our stock on the date the option is exercised and the exercise price. The information provided in the table reflects the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

c.	The type and amount of the components of the figures in the “All Other Compensation” column above for fiscal year 2009 are as follows:

	Mr. Biglari	Mr. Geiger	Mr. Roberts	Mr. Janjua	Mr. Murrill
401(k) matching contributions	$—	$—	$—	$—	$—
Nonqualified Deferred Compensation Plan matching contributions	$—	$361	$—	$—	$—
Excess life insurance	$232	$258	$1,267	$664	$42
Automobile expenses – personal use *	$—	$6,967	$9,000	$5,910	$3,256
Executive Medical Reimbursement Plan	$—	$599	$—	$599	$—
Severance Payments	$—	$—	$—	$—	$265,708
Travel expenses *	$47,982	$—	$—	$—	$—

* Pursuant to the SEC's requirements we are required to disclose our method for determining the aggregate incremental cost of these items.  These amounts reflect our actual costs.

Plan-Based Award Grants

The following table sets forth specific information regarding the awards made under our equity and non-equity incentive plans in fiscal 2009.  All information provided in the table is adjusted for the 1-for-20 reverse stock split effective December 18, 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units[a]	All Other Option Awards: Number of Securities Underlying Options (#)[b]	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)[c]
Dennis Roberts	9/28/08	843	2,500	$200.00	$288,749

a.	Represents restricted stock that vested six months after the date of grant.
b.	These options vest and become exercisable over five years, at a rate of 20% per year, beginning on the first anniversary of the date of grant.
c.	Amounts represent the grant date fair value of stock options and restricted stock granted to Mr. Roberts in fiscal 2009. For a discussion of the assumptions made in the valuation, see Note 15 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Form 10-K for fiscal 2009 filed on December 14, 2009.

Outstanding Equity Awards
The following table sets forth certain information about outstanding option and stock awards held by the Named Executive Officers as of the end of fiscal 2009.  The information provided in this table reflects the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards						Stock Awards
	Unexercised Options						Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)[a]	Market Value of Shares or Units of Stock that Have Not Vested ($)[b]
Mr. Biglari	N/A

Mr. Geiger	200	[d]			345.00	9/14/10
	201	[e]			343.40	9/29/11
	349	[e]			324.40	5/11/12
	281	[c]	94		349.40	2/8/16
	183	[c]	182		354.40	2/6/17
	205		615	[c]	149.60	4/12/18
							230	$54,142
							520	$122,408

Mr. Roberts	500		2,000		200.00	9/28/18

a.
All restricted stock grants have a three year cliff-vesting period.  Those granted prior to April 2008 were granted with an equal amount of book units.  See "Compensation Discussion and Analysis — Components of Total Compensation — Long-Term Incentives — Restricted Stock" for additional information regarding these shares.

b.
Market value is computed based on a price of $235.40, which was the closing price of our common stock on the last day of fiscal 2009 adjusted for the 1-for-20 reverse split effective end of business December 18, 2009.

c.	These options vest at a rate of 25% per year beginning on the first anniversary of the date of grant and expire ten years from the date of grant; they do not contain a reload feature.

d.	These options vest at a rate of 20% per year beginning on the date of grant and expire five years from the date of grant; they also contain a reload feature.

e.
These are "reload" options which were granted pursuant to the 1997 Employee Stock Option Plan.  Reload options are granted in an amount equal to the number of shares used to pay the exercise price on the underlying stock options.  They are vested immediately and expire five years from date of grant.  Beginning in February 2006 we ceased issuing options with a reload feature.

Award Exercise and Vesting

The following table sets forth the number of options exercised in fiscal 2009, along with the value received as a result of the exercise.  It also shows the number of shares of restricted stock that vested during the year, with concurrent vesting of book units, and the resulting value realized by the Named Executive Officer.  The information provided in this table reflects the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vestinga
Mr. Geiger	220	$31,240
Mr. Roberts	843	$127,560

a.
Mr. Geiger had stock vest on February 8, 2009. Mr. Roberts had stock vest March 29,2009.  The amount in this column includes the value of the restricted stock on the date of vesting, based on the closing price of our common stock on the date of vesting, or immediately prior thereto if the vesting date was not a trading day ($135.40 for the February 8, 2009 vesting as adjusted for the 1-for-20 reverse split), and the value of book units which vested in conjunction with the shares of restricted stock.  The book units associated with the February 8, 2009 vesting were $0.33.  The March 29, 2009 vesting price was $151.20 as adjusted for the 1-for-20 reverse stock split and did not have book units associated with it.  Mr. Roberts’ grant contained what would be fractional shares had the 1-for-20 reverse split occurred prior to its vesting.

Retirement Benefits

We maintain two plans that provide retirement income to all eligible employees, including the Named Executive Officers:

401(k) Plan
The Steak n Shake Company 401(k) Savings Plan (the “Plan”) is a defined contribution plan covering substantially all employees, including the Named Executive Officers, after they have attained age 21 and completed six months of service and allows employees to defer up to 20% of their salaries.  The Company made non-discretionary matching contributions through October 14, 2008.  The matching contributions during fiscal years 2008 and 2007 were equal to 50% of participants’ pretax contributions and subject to a maximum of 6% of participants’ eligible compensation contributed to the Plan.  During October 2008, the Plan was amended to eliminate the non-discretionary contributions and allow for discretionary matching contributions. No discretionary matching contributions were made in fiscal year 2009. However, subsequent to year end, discretionary matching contributions have been resumed in fiscal year 2010. Going forward, discretionary contributions will be based on the profitability of the Company and subject to quarterly revision.  The Named Executive Officers and other “highly compensated employees” (as that term is defined by IRS regulations) are limited to contributing 1% of their cash compensation to the 401(k) Plan.

Nonqualified Deferred Compensation Plan
The Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) is available to all highly compensated employees, including the Named Executive Officers.  Investment options offered under the Deferred Compensation Plan are identical to those offered in the 401(k) Plan.  Before a participant may make contributions under the Deferred Compensation Plan, the participant must first contribute 1% of their earnings to the 401(k) Plan.  Until November 2008 we matched participant contributions in the amount of 50% of the aggregate deferrals into both plans, up to 6% of the participant’s cash compensation.  Matching contributions were suspended in November 2008 until such time as the Company becomes profitable again.  Total deferrals under both the Deferred Compensation Plan and 401(k) Plan are limited to 20% of the aggregate of a participant’s salary and annual incentive bonus, which means that as a result of the 1% of compensation deferred to the 401(k) Plan, the most a participant may defer to the Deferred Compensation Plan is 19% of their total cash compensation.  Matching contributions under the Deferred Compensation Plan vest over the first six years of employment, at a rate of 20% per year beginning on the second anniversary of employment.  A participant’s account balance will be distributed at a time directed by the participant.  Participants may elect that distributions be made in a lump sum or in equal annual installments over a period of up to ten (10) years.  Withdrawals from the Deferred Compensation Plan are limited to the withdrawal of participant contributions in cases of financial hardship.

The following table describes the contributions, earnings, and balance at the end of fiscal 2009 for each of the Named Executive Officers who participated in the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year[a]	Company Contributions in Last Fiscal Year[b]	Aggregate Earnings in Last Fiscal Year	Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-end
Mr. Geiger	$2,524	$361	$(10,513)	$41,266	$—

a.	The amounts in this column are also included in the Summary Compensation Table in the “Salary” column.

b.	The amounts in this column are also included in the Summary Compensation Table in the “All Other Compensation” column.

Potential Payments Upon Termination of Employment

As discussed above in “Compensation Discussion and Analysis – Employment Agreements, Severance and Change-in-Control Arrangements– Effect of a Change in Control, Death, Disability or Retirement on Equity Grants,” some of our equity awards accelerate upon a change in control or upon the retirement, death or disability of the holder.  Also, two of the Named Executive Officers, Mr. Geiger and Mr. Roberts, had an agreement in fiscal 2009 that would have provided him with benefits upon the occurrence of one or more of these events.  The following table sets forth for Mr. Geiger and Mr. Roberts, the aggregate value that he would receive as a result of any of the foregoing events if they had occurred on September 30, 2009.  No amounts would be payable to Mr. Biglari upon his termination.

	Resignation	Death, Disability or Retirement	Termination[a]	Change in Control[b]	Qualifying Termination Within One Year of a Change in Control[c]
Mr. Geiger
Restricted Stock[e]	—	$176,550	—	$176,550	—
Stock Options[d]	—	—	—	$70,356	—
Stay Payment[f]	—	—	—	$58,414	—
Severance Payment[g]	—	—	$194,712	—	$194,712
Health Care Coverage[h]	—	—	$8,500	—	$8,500
Company Car[i]	—	—	$1,100	—	$1,100
Outplacement Services[j]	—	—	$15,000	—	$15,000
Mr. Roberts
Severance Payment[g]			$84,000

a.	Amounts in this column include payments made upon termination by us without cause or by the employee with good reason, but exclude payments made upon or following a change in control.

b.	Amounts in this column reflect payments or acceleration of benefits that would occur upon a change in control without termination of employment.

c.
Amounts in this column are payable only if the employment of the Named Executive Officer is terminated by us without cause or if the Named Executive Officer leaves for good reason within one year following a change in control.

d.
Reflects the excess of the closing price of $235.40 for our stock on the last day of fiscal 2009 (as adjusted for the 1-for-20 reverse stock split), over the exercise price of outstanding options currently vested and any unvested stock options, the vesting of which would accelerate as a result of the Named Executive Officer's termination of employment on September 24, 2008 as a result of the specified termination event, multiplied by the number of shares of our stock underlying the stock options.

e.
Reflects the closing price of $235.40 for our stock on the last day of fiscal 2009 (as adjusted for the 1-for-20 reverse stock split), multiplied by the number of shares of restricted stock that would vest as a result of the Named Executive Officer's termination of employment on September 30, 2009 as a result of the specified termination event, plus the value of accrued book units through September 30, 2009.

f.	Reflects the payment of 30% of the Named Executive Officer's salary immediately upon a change in control.

g.	Amounts represent one year of salary payable to Mr. Geiger and six months payable to Mr. Roberts.

h.	Amounts represent one year of coverage under our group medical plans at the level currently elected by the individual.

i.	Amounts represent the use of the Named Executive Officer's company car for up to 60 days after termination of employment.

j.	Reflects the maximum amount of outplacement services for which the Named Executive Officer may be reimbursed by us.

For a description of the terms of the employment agreements for Mr. Geiger, see “Compensation Discussion and Analysis – Employment Agreements, Severance and Change-in-Control Arrangements – Employment Agreements.”

Governance, Compensation, and Nominating Committee Report

The Governance, Compensation, and Nominating Committee of the Board of Directors is composed of the persons identified below.  We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this report.  Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 3, 2009, and this proxy statement.  Submitted by the members of the Governance, Compensation, and Nominating Committee of the Board of Directors:

John W. Ryan, William J. Regan, Jr., Ruth J. Person, and Philip L.Cooley.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange.  Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2008 all filing requirements applicable to its officers, directors, and greater than ten-percent shareholders were complied with.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of March 1, 2010, the number and percentage of outstanding shares of our common stock beneficially owned by each person or entity known to be the beneficial owner of more than 5% of our common stock:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Lion Fund, L.P. 9311 San Pedro Ave. Suite 1440 San Antonio, TX 78216	98,067	(1)	6.8%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	97,842	(2)	6.8%

(1)
The Lion Fund, L.P., Biglari Capital Corp., Western Acquisitions, L.P., Western Investments, Inc., Sardar Biglari, Western Sizzlin Corp., Mustang Capital Partners I, L.P., Mustang Capital Partners II, L.P., Mustang Capital Advisors, L.P., Mustang Capital Management, L.L.C., Western Mustang Holdings, L.L.C., and Philip Cooley share voting power over the shares.  Various individuals have dispositive power over certain amounts of the securities.  Sardar Biglari is deemed to have beneficial ownership of the Securities owned beneficially by each of the listed persons.

(2)	This information was obtained from a Schedule 13G filed with the SEC on January 29, 2010.

The following table shows the total number of shares of our common stock beneficially owned as of March 1, 2010 and the percentage of outstanding shares for (i) each director, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers, as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Sardar Biglari	98,067	(1)	6.8%
Philip L. Cooley	4,081	(2)	*
Duane E. Geiger	3,168	(3)	*
Dennis Roberts	251	(4)	*
Omar Janjua	1,906	(5)	*
Thomas Murrill	—	(6)	—
Ruth J. Person	793	(7)	*
William J. Regan, Jr.	573	(8)	*
J. Fred Risk	3,213	(9)	*
John W. Ryan	1,252	(10)	*
Steven M. Schmidt	903	(11)	*
Edward Wilhelm	691	(12)	*
All directors and executive officers as a group (12 persons)	110,817	(13)	7.7%

*Less than 1%.

All information provided in the table reflects the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

(1)	Although Mr. Biglari exercises beneficial ownership over these shares, they are controlled/owned through related entities including Dr. Cooley.

(2)	Includes 550 shares by Dr. Cooley's spouse.

(3)	Includes 1,604 shares that may be acquired pursuant to stock options exercisable within 60 days.

(4)	This information was taken from the last Form 4 filed with the SEC by Mr. Roberts

(5)	This information was taken from the last Form 4 Mr. Janjua filed with the SEC.

(6)	This information was taken from the last Form 4 Mr. Murrill filed with the SEC.

(7)	Includes 437 shares that may be acquired pursuant to stock options exercisable within 60 days.

(8)	This information was taken from the last Form 4 Mr. Regan, Jr. filed with the SEC.

(9)	Includes 437 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 723 shares held by Mr. Risk’s spouse, regarding which he disclaims beneficial ownership.

(10)	Includes 437 shares that may be acquired pursuant to stock options exercisable within 60 days.

(11)	Includes 687 shares that may be acquired pursuant to stock options exercisable within 60 days.

(12)	Includes 375 shares that may be acquired pursuant to stock options exercisable within 60 days.

(13)	Includes 2,373 shares that may be acquired pursuant to stock options exercisable within 60 days.

Independent Public Accountants

Deloitte & Touche, LLP has advised us that they have billed or will bill us the following amounts for services for each of the last two fiscal years.

Type of Fee	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$366,000	$409,000
Audit-Related Fees(2)	$105,085	$—
Tax Fees(3)	$—	$24,589
Total Fees for the Applicable Fiscal Year	$471,085	$433,589

(1)
Audit fees include fees for services performed for the audit of our annual financial statements including services related to Section 404 of the Sarbanes-Oxley Act and review of financial statements included in our Form 10-Q filings, Form 10-K filing and Form S-8 Registration statements, comment letters and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)
Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements.  This includes services provided related to the Western Sizzlin transaction.

(3)	Tax Fees are fees for services performed with respect to tax compliance, tax advice and other tax review.

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditor and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In fiscal 2009, the Audit Committee pre-approved the services reported above as audit-related services and tax fees and Deloitte & Touche LLP did not provide any non-audit services during such year.

Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Report of the Audit Committee

We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries set forth in Item 8 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit” and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a.

We have received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with Deloitte & Touche LLP its independence from the Corporation.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommended to the Board of Directors that the Corporation include the consolidated financial statements of the Corporation and subsidiaries for the fiscal year ended September 30, 2009 in the Corporation’s Annual Report on Form 10-K for the year ended September 30, 2009.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles;  that is the responsibility of management and the Corporation’s independent public accountants.  In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Submitted by the members of the Audit Committee of the Board of Directors.

Philip L. Cooley, Chairman
Ruth J. Person
John W. Ryan
William J. Regan, Jr.

2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Audit Committee has selected Deloitte & Touche LLP (“”Deloitte”) as our independent registered public accounting firm for fiscal 2010.  Deloitte has served in that capacity since fiscal 2004.

If the shareholders do not ratify the selection of Deloitte, the Audit Committee will reconsider its choice, taking into consideration the views of the shareholders, and may (but will not be required to) appoint a different firm to serve in that capacity for fiscal 2010.

3.  TO AMEND THE RESTATED ARTICLES OF INCORPORATION TO DELETE AN UNNECESSARY POST OFFICE ADDRESS, REMOVE NONESSENTIAL DETAILED LANGUAGE ABOUT THE BUSINESS’S PURPOSE, AND TO CHANGE THE NAME OF THE HOLDING COMPANY.

Reasons for the Proposed Amendment

Removing the “post office address” reference in Article IV, Section 2, is a “housekeeping” matter that is of no legal significance.  Indiana law stipulates that a corporation’s principal office within or outside the state is set forth in its annual report filed with the Secretary of State, or as adjusted by a “change of address” filing with the Secretary of State.  This information is not required to be expressly set forth in the Articles of Incorporation.  Accordingly, to avoid misleading anyone who reads our Restated Articles of Incorporation into interpreting the “mailing address” set forth in Article IV, Section 2, as accurate, we believe it advisable and in the best interests of the shareholders to expunge this reference by adopting the proposed Amendment.

The corporate purpose clause currently set forth in the Company’s Articles  provides that we may engage in any lawful act or activity for which corporations may be organized under Indiana law.  The purpose clause also includes additional detailed language.  Our Board of Directors believes it would be advisable to remove this unnecessary language while retaining the language authorizing us to engage in any lawful business.  The adoption of the proposal would have no effect on the operation of our business. In light of these facts, the “specific purposes” of the Company set forth in Article II, Section I — to “engage in the restaurant business” and to undertake several enumerated activities incidental but necessary to the operation of a restaurant business — are no longer consistent with our diversified holding company format. In fact, the specific purpose statement is symbolic given that the general purpose statement in Article II, Section 2 of our Articles of Incorporation allows the Company to engage in “any lawful activity or business whatsoever.”  Nevertheless, in order that our Restated Articles of Incorporation remain a congruent statement of the Company’s business purpose and direction, the Board of Directors recommends adoption of this Amendment.

The Company's plan is to change its corporate name from The Steak n Shake Company to Biglari Holdings Inc. This adjustment is to delineate more clearly the parent company's new direction as a diversified holding company as well as to eliminate confusion between the activities of the holding company and those of our wholly-owned subsidiary, Steak n Shake Operations Inc. In addition, the Company’s pending merger with Western Sizzlin Corporation, expected to be complete in the coming weeks, will diversify our business holdings further.  Currently, the parent company shares the name with a subsidiary, thereby engendering confusion among the media and various stakeholders, such as consumers, because any time the Company engages in corporate activity (e.g., announcing an acquisition) it is very difficult to distinguish between the restaurant chain subsidiary and that of the parent holding company. The name recognition and associated goodwill with the restaurant chain will be better protected since these will be focused at the subsidiary level rather than be misinterpreted by activities of the parent. Consequently, the name change more accurately reflects the nature of the Company’s overall functions. The Board believes a change in the Company’s name is necessary and thus in the best interests of the shareholders.

The NYSE has approved and reserved the trading symbol BH, under which the Company will commence trading a day after the majority of shareholders approve the change in name. The corporate name change will become effective upon the filing with the Secretary of State of Indiana the proposed Amendment, in accordance with Indiana law, which the Company expects to occur promptly after the Annual Meeting.

If this proposed Amendment to our Restated Articles of Incorporation  is approved by our shareholders, we resolve promptly to file the Amendment to our charter with the Indiana Secretary of State.

The above description is only a summary of the proposed Amendment to our Restated Articles of Incorporation.  Shareholders are encouraged to read the full text of the amendment as set forth in Exhibit A.

Vote Required

If a quorum of shareholders is present, approval of Proposal No. 3 to amend the Company’s Restated Articles of Incorporation as described above will require that the votes of Common Stock cast in favor of the proposal exceed the votes of Common Stock cast against the proposal.

Our Board of Directors unanimously recommends that shareholders vote FOR approval of Proposal No. 3.

4.	OTHER MATTERS

As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes.  As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

The Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2009 Form 10-K report, as amended, as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to the Secretary of the Corporation at 175 East Houston Street, Suite 1300, San Antonio, Texas  78205.  Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of the Common Stock of the Corporation on March 1, 2010.  Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees.  The 2009 Form 10-K, as amended, is also available through the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

Proposals of Shareholders

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2011 Annual Meeting must be received by the Corporation by November 8, 2010.  The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.  It is suggested the proposal be submitted by certified mail – return receipt requested.  The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

San Antonio, Texas	SARDAR BIGLARI, Chairman and Chief Executive Officer
March 8, 2010

EXHIBIT A

ARTICLES OF AMENDMENT
OF THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE STEAK N SHAKE COMPANY

The undersigned officer of The Steak n Shake Company (hereinafter referred to as the “Corporation”) existing pursuant to the provisions of the Indiana Business Corporation Law, as amended, (hereinafter referred to as the “Law”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certifies the following facts:

SECTION 1:       The date of incorporation of the Corporation is December 15, 1976.

SECTION 2:       The name of the Corporation following this amendment to the Articles of Incorporation is “BIGLARI HOLDINGS INC.”

ARTICLE I
Amendments

SECTION 1:       The exact text of Article I of the Articles of Incorporation is now as follows:

NAME

The name of the Corporation is BIGLARI HOLDINGS INC.

SECTION 2:       The exact text of Article II of the Articles of Incorporation is now as follows:

PURPOSES

The purpose for which the Corporation is formed is to transact any and all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law (the “Act”).

SECTION 3:       The exact text of Article IV of the Articles of Incorporation is now as follows:

REGISTERED AGENT

The name of the Resident Agent of the Corporation is Corporation Service Company.  The street address of the Corporation’s registered office is 251 E. Ohio Street, Suite 500, Indianapolis, Indiana 46204.

ARTICLE III
Manner of Adoption and Vote

The amendments set forth in these Articles of Amendment to the Amended and Restated Articles of Incorporation were approved by unanimous vote of the Board of Directors of the Corporation at a meeting on January 25, 2010, and adopted by the shareholders of the Corporation at a meeting of the Shareholders on April 8, 2010.

The manner of adoption of these Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Restated Articles Incorporation, as amended, and the Code of By-Laws of the Corporation.

I hereby verify subject to the penalties of perjury that the statements included herein are true.

The Steak n Shake Company

Date:________________	By:
Its:

THE STEAK N SHAKE COMPANY 175 EAST HOUSTON STREET SUITE 1300 SAN ANTONIO, TX 78205
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1	1 OF 2 1 1
electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # →	000000000000

NAME

THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN  BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN  SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

1. Election of Directors
Nominees

01  Sardar Biglari                02  Philip L. Cooley                03  Ruth J. Person                04  William J. Regan, Jr.              05  John W. Ryan

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

3
To amend the Restated Articles of Incorporation to delete an unnecessary post office address, remove nonessential detailed language about the business's purpose, and to change the name of the holding company.
		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000042609_1 R2.09.05.010	02 0000000000

THE STEAK N SHAKE COMPANY

You should present this admission ticket in order to gain admittance to the 2010 Annual Meeting of Shareholders. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, legal proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned appoints Sardar Biglari and Philip L. Cooley and each of them, the proxies of the undersigned with full power of substitution, to vote all shares of  common stock of The Steak n Shake Company, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 8, 2010, or at any adjournment thereof, as indicated on the reverse side on Proposals 1, 2 and 3 and as said proxies may determine in the exercise of their best judgement on any other matters which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

Your vote is important. If you do not expect to attend the Annual Meeting or if you plan to attend but wish to vote by proxy, please sign, date and mail this proxy. A return envelope is provided for this purpose.

Continued and to be signed on reverse side

0000042609_2            R2.09.05.010